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                                                                 Exhibit 3(i)(c)

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF VOTING POWERS,
                         DESIGNATIONS, PREFERENCES AND
                       RELATIVE, PARTICIPATING, OPTIONAL
                           OR OTHER RIGHTS, AND THE
                        QUALIFICATIONS, LIMITATIONS OR
                         RESTRICTIONS THEREOF, OF THE
                SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                      OF

                       ALLIN COMMUNICATIONS CORPORATION


   Allin Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

   FIRST: That a resolution was duly adopted by the Board of Directors of said
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corporation by unanimous written consent setting forth proposed technical amendments to the Certificate of Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions thereof, of the Series A Convertible Redeemable Preferred Stock of said corporation, and declaring said amendments to be advisable. The resolution setting forth such proposed amendments is as follows:

         RESOLVED, that it is advisable that paragraphs 1 and 3(a) of the Certificate of Designation relating to the Series A Convertible Redeemable Preferred Stock of the Corporation be amended to replace references therein to the par value of such Series A Preferred Stock with references to the liquidation value of such Series A Preferred Stock and to be restated to provide as follows:

        1. Designation. Forty thousand (40,000) shares of the Preferred Stock
           -----------
   are hereby designated Series A Convertible Redeemable Preferred Stock with a liquidation value of One Hundred Dollars ($100) per share (the "Series A Preferred Stock").


        3. Dividends.
           ---------

           (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared out of funds legally available for the payment of dividends by the Board of Directors, cash dividends on each




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   share of the Series A Preferred Stock (referred to as a "Share") at a rate per annum of 8% of the liquidation value thereof, from and including the date of issuance of such Share to and including the date on which the Redemption Price of such Share is paid.

      If the corporation has not consummated an initial public offering of its common stock ("Initial Public Offering") on or before December 31, 1996, the dividend rate provided for in the preceding paragraph of this Section shall increase from 8% to 12% of the liquidation value of a share of Series A Preferred Stock, from and after December 31, 1996.

      Such dividends, to the extent declared by the Board of Directors, will be payable quarterly in arrears on each October 31, January 31, April 30 and July 31 (hereinafter referred to as "Dividend Payment Dates"). To the extent that dividends are not paid on a particular Dividend Payment Date, all such dividends will accrue and compound on a quarterly basis and will be paid on or before the Redemption Date.

   SECOND: That written consent in lieu of a joint special meeting of the
   ------
holders of the Corporation's common stock and the holders of the Corporation's Series A Convertible Redeemable Preferred Stock has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware, and that the amendments described above were approved by such stockholders.

   Third: That said amendments were duly adopted in accordance with the
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provisions of Section 228 and 242 of the General Corporation Law of the State of
Delaware.

   In accordance with Section 103(a)(2) and Section 103(b)(2) of the General Corporation Law of the State of Delaware, this corporation hereby executes and acknowledges this Certificate of Amendment of its Certificate of Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions thereof, of the Series A Convertible Redeemable Preferred Stock this 30th day of September, 1996.


                                 ALLIN COMMUNICATIONS CORPORATION

                                 By  /s/ Richard W. Talarico
                                    ____________________________________________
                                    Richard W. Talarico, Chief Executive Officer

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